LEASE TERMINATION AGREEMENT


          THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of this 3rd day of December, 2001 by and between AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP, a Minnesota limited partnership, whose address is 1300 Minnesota World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101 ("Landlord") and HUNTINGTON RESTAURANTS GROUP, INC., a
Texas corporation, whose address is 6560 N. Scottsdale Road, Suite G206, Scottsdale, Arizona 85261 ("Tenant").

                            RECITALS:

          A. Tenant entered into a certain Net Lease Agreement with Landlord on March 18, 1997 (the "Lease"), with respect to a certain parcel of real property and the building and improvements thereon (collectively, the " Premises") located at I-10 and U.S. Highway 90, Covington, Louisiana, as legally described in Exhibit A to the Lease;

          B. Landlord and Tenant desire to terminate the Lease prior to its stated expiration date, subject to the conditions set forth in this Agreement.

          NOW  THEREFORE, in consideration of the  foregoing  and
other   good   and  valuable  consideration,  the   receipt   and
sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

          1. SURRENDER. Tenant agrees to vacate and surrender the Premises not later than December 10, 2001 (the "Termination Date"). If Tenant vacates the Premises prior to the Termination Date, Tenant shall give Landlord three (3) business days notice prior to vacation.

          2. TERMINATION. Until the Termination Date, the Lease will remain in full force and effect in accordance with all of its terms. Except as provided otherwise in this Agreement, the Lease and any options contained in the Lease, including without limitation the option to renew, the right of first refusal and the option to purchase the Premises, will be deemed terminated effective on the Termination Date, with the same effect as if such date were the stated expiration date of the Lease; and thereafter neither party will have any claim against the other except any arising out of this Agreement.

          3. CONDITION. Tenant shall vacate and surrender to Landlord the Premises in the condition required by Articles 8 and 20 of the Lease, on or before the Termination Date.

          4. ACCESS. Tenant agrees, effective as of the date hereof, to give Landlord and prospective tenants or purchasers and their architects, consultants, contractors and other agents access to inspect the Premises during regular business hours, upon reasonable prior notice. If Tenant vacates and surrenders the Premises prior to the Termination Date, Landlord will be given possession of the Premises and access thereto upon such vacancy.

          5. UTILITIES. All meters for gas, electricity, water and other utilities which are provided by utility companies will be read as of the Termination Date, and Tenant will be responsible for the payment of the final bills with respect to all such utilities. Subsequent to the Termination Date, all utility meters will be transferred to the name of Landlord or as it directs.

          6. NOTICES AND CONSENTS. Tenant represents and warrants that the execution and delivery of this Agreement will not violate or contravene any agreement, contract, mortgage, deed of trust, or security agreement, including without limitation that certain Franchise Agreement between Tenant, as Franchisee, and Denny's, Inc., as Franchisor (the "Franchise Agreement"), to which Tenant or the Premises are bound. Tenant represents and warrants that it has provided requisite notice of this Agreement to Franchisor and otherwise fully complied with the requirements of the Franchise Agreement, and that no further notices or consents are required under the Franchise Agreement or any other agreement, contract, mortgage, deed of trust, or security agreement to which Tenant or the Premises are bound. Tenant has provided Landlord with documentation that Franchisor has waived its rights to assume the Lease upon its termination and to enter the Premises after the Termination Date to remove property or otherwise, pursuant to the terms of the Franchise Agreement and
Article 36 of the Lease.

          7. FINAL ADJUSTMENT. Tenant agrees: (i) to pay to Landlord Ten Thousand Dollars ($10,000.00) in cash and (ii) to deliver to Landlord a note in the form attached hereto as Exhibit A in the principal amount of Fifteen Thousand Dollars ($15,000.00) (collectively, the "Consideration"). The Consideration shall be deemed to be payment in full for all amounts of rent, additional rent, real estate taxes, personal property taxes and any other costs and expenses due through the Termination Date (exclusive of payments for utilities pursuant to Section 5 hereof).

          8. PERSONAL PROPERTY. Tenant shall remise, release, quit claim, and surrender to Landlord, its successors and assigns, forever, all its rights and interests and title, if any, in and to any and all improvements, furniture, personal property, equipment and fixtures contained on the Premises. Tenant agrees that all personal property or other items which may be considered personal property shall remain on the Premises and belong to the Landlord, and this Agreement shall constitute a bill of sale therefor to Landlord. Tenant shall indemnify and protect
Landlord from any liability, damage, loss, cost or expense arising out of any encumbrance or financing affecting any of the improvements, furniture, personal property, equipment and fixtures contained on the Premises.

          9. DEFAULT. If Tenant defaults in the performance of any of its obligations under this Agreement, this Agreement shall remain in full force and effect, except that Tenant shall pay to Landlord, on demand, as liquidated damages and not as a penalty, the sum of $150.00 for every day that Tenant remains in default. Landlord may also pursue all other remedies at law or in equity, including specific performance.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                               LANDLORD:

                               AEI INCOME & GROWTH FUND XXI
                               LIMITED PARTNERSHIP

                               By:AEI FUND MANAGEMENT XXI, INC.,
                                  its general partner

                               By: /s/ Mark E Larson

                               Its: CFO




                               TENANT:

                               HUNTINGTON RESTAURANTS GROUP,
                               INC.


                               By: /s/ Rich Beatty

                               Its: President